                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm





The Board of Directors
Atlantic Coast Entertainment Holdings, Inc and subsidiary:

We consent to the use of our report dated March 11, 2005 except for Note 13 which is as of September 9, 2005, with respect to the combined balance sheet of Atlantic Coast Entertainment Holdings, Inc and subsidiary as of December 31, 2004, and the related combined statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2004, included herein and to the reference to our firm under the heading "Experts" in the prospectus.




                                             /S/ KPMG LLP


Short Hills, New Jersey
April 27, 2006